Exhibit 99.1

News Release

Babcock & Wilcox Reports Fourth Quarter and Full Year 2025 Results

•	Revenue, Operating Income and EBITDA all ahead of street expectations

•	Revenue in fourth quarter of $161.0 million

•	Operating income in the fourth quarter of $12.2 million, compared to operating income of $2.6 million in the same period of 2024

•	Adjusted EBITDA from Continuing Operations in the fourth quarter of $16.4 million, a 53% increase compared to the same period of 2024

•	Parts & services revenues increased 17% in 2025, continuing to outperform expectations due to increased coal generation usage and higher baseload demand in North America

•	Paid off outstanding bonds due February 2026 in December 2025

•	Signed full notice to proceed for a $2.4 billion AI data center project

•	Total global pipeline continues to grow and now exceeds $12.0 billion

•	Continuing Operations Backlog of $2.8 billion, including the $2.4 billion data center project

•	Significantly reduced debt on balance sheet, resulting in net debt of $119.7 million

Q4 2025 Continuing Operations Financial Highlights

•	Revenue of $161.0 million, compared to revenue of $161.8 million in the fourth quarter of 2024

•	Loss from Continuing Operations of $3.5 million, compared to a loss from Continuing Operations of $53.8 million in the fourth quarter of 2024

•	Loss per share of $0.05, compared to a loss per share of $0.61 in the fourth quarter of 2024

•	Adjusted EBITDA from Continuing Operations of $16.4 million, compared to Adjusted EBITDA from Continuing Operations of $10.7 million in the fourth quarter of 2024

Full Year 2025 Continuing Operations Financial Highlights

•	Revenue of $587.7 million, compared to revenue of $581.0 million in 2024

•	Loss from Continuing Operations of $32.8 million, compared to a loss from Continuing Operations of $104.3 million in 2024

•	Loss per share of $0.45, compared to a loss per share of $1.30 in 2024

•	Adjusted EBITDA from Continuing Operations of $43.7 million, compared to $21.2 million in 2024

•	Backlog of $2.8 billion with the inclusion of recent data center project, a 470% increase compared to the end of 2024

(AKRON, Ohio – March 4, 2026) – Babcock & Wilcox Enterprises, Inc. ("B&W", "Babcock & Wilcox" or the "Company") (NYSE: BW) announced it has entered into an agreement for the full notice to proceed on a $2.4 billion project with Base Electron, backed by Applied Digital (NASDAQ: APLD), advancing the November 2025 limited notice to proceed for 1.2 GW of efficient natural gas technology for AI Factory campuses. The company also announced its financial results for the fourth quarter and full year 2025.

"During the fourth quarter of 2025, we delivered strong operating results while displaying continued core business momentum and achieving a substantial reduction of debt on our balance sheet," said Kenneth Young, B&W Chairman and Chief Executive Officer. "Adjusted EBITDA and Operating Income significantly outperformed consensus street expectations for the quarter. The improvements in our operating results demonstrate B&W's evolution and the notable strategic advancements we have made since 2024. Additionally, our core parts & services continued to excel in the fourth quarter, reflecting tailwinds from increased coal baseload generation usage due to higher demand from consumers, industrials and data centers. During the quarter we paid off the remaining bonds due in February 2026 and plan to pay off the December 2026 bonds in a timely fashion. We have reduced our senior debt levels and recently extended the maturity date of our Axos facility."

“Our full year 2025 results reflect the major strides that Babcock & Wilcox has taken in the past year. We have rightsized our balance sheet, reduced our debt, and continued to develop a robust pipeline and backlog supplemented by innovative new partnerships. We saw significant year-over-year increases in adjusted EBITDA and our core parts & services across 2025, indicating that the strategic actions we have implemented are delivering measurable bottom-line results. We continue to make progress in converting our global pipeline of identified project opportunities and we believe these results reflect a strong global demand for our technologies, underpinning our pipeline and outlook for sustained growth as we move into 2026."

"Building on our strong financial results, our announcement of full notice to proceed on our project with Base Electron is an exciting step forward as B&W further expands into power generation for the rapidly evolving AI Data Center space," Young said. “We believe that our proven and previously installed natural gas-fired boilers and related technologies – as well as steam turbines supplied through an agreement with Siemens Energy – will provide the reliable, high-capacity energy generation on the fast-track schedule that is required to meet the demand of the power grid today. We are in discussions on other data center opportunities which are reflected in our current pipeline of over $12.0 billion. We are also seeing increased coal utilization and opportunities to deliver coal technologies that provide reliable and secure power to our utility customers in North America."

"We believe that B&W is uniquely positioned to capitalize on the growing demand for baseload generation around the world. We are seeing increased use of coal power generation, as well as upgrades, and enhancements as mandates by the Department of Energy and the National Energy Dominance Council continue to push for more coal power usage. This and the increased demand for fossil fuel power generation and the lengthy delays in obtaining combustion turbines directly correlate with our abilities to provide solutions faster utilizing proven steam generation technologies. The increasing need for power and electricity to support artificial intelligence and data center growth have become key drivers for momentum across our broad range of technologies. As a result of this surging demand, our global pipeline remains robust, exceeding $12.0 billion in project opportunities, after previously converting the $2.4 billion data center project from pipeline to backlog. Even with the conversion of this recent $2.4 billion order, our pipeline still grew by roughly 20% in 2025. We remain optimistic that we will continue to execute on our existing pipeline while maintaining viability for future expansion alongside rising demand for power generation in the United States and beyond."

All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of income (loss) from continuing operations, the most directly comparable GAAP measure to Adjusted EBITDA, are provided in the exhibits to this release. See “Bookings and Backlog” below for important information regarding our calculation and presentation of those metrics.

Q4 2025 Continuing Operations Financial Summary

Revenues in the fourth quarter of 2025 were $161.0 million, compared to revenues of $161.8 million in the fourth quarter of 2024. Operating income in the fourth quarter of 2025 was $12.2 million, compared to operating income of $2.6 million in the fourth quarter of 2024. Loss from continuing operations in the fourth quarter of 2025 was $3.5 million, compared to a loss from continuing operations of $53.8 million in the fourth quarter of 2024. Loss per share in the fourth quarter of 2025 was $0.05, compared to a loss per share of $0.61 in the fourth quarter of 2024. Adjusted EBITDA was $16.4 million, an increase compared to $10.7 million in the fourth quarter of 2024.

Full Year 2025 Continuing Operations Financial Summary

Consolidated revenues in 2025 were $587.7 million, a 1.2% increase compared to $581.0 million in 2024. Loss from continuing operations in 2025 was $32.8 million compared to a loss from continuing operations of $104.3 million in 2024. Operating income in 2025 was $20.7 million, compared to an operating loss of $6.3 million in 2024 and consolidated Adjusted EBITDA was $43.7 million, an increase of 107% compared to $21.2 million in 2024. With the inclusion of the recently announced data center project, 2025 backlog increased to $2.8 billion, a 470% increase compared to December 31, 2024. Reconciliations of income (loss) from continuing operations, the most directly comparable GAAP measure to Adjusted EBITDA, are provided in the exhibits to this release.

Liquidity and Balance Sheet

At December 31, 2025, the Company had total debt of $321.1 million and a cash, cash equivalents and restricted cash balance of $201.4 million which when deducted equals net debt of $119.7 million. B&W fully paid off outstanding February 2026 bonds in December 2025. The Company expects to fully pay off remaining outstanding December 2026 bonds in 2026.

Earnings Call Information

B&W plans to host a conference call and webcast on Monday, March 16, 2026 at 5 p.m. ET to discuss the Company's fourth quarter 2025 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 975139. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally, also referred to in this release as “adjusted” financial measures, to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, stock compensation, restructuring activities, impairments, gains and losses on debt extinguishment, legal and settlement costs, and costs related to financial consulting. In addition, the Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before overhead and other expenses not attributable to the operating performance of the Company. In addition, the Company presents the non-GAAP financial measure of Adjusted EBITDA excluding BrightLoop™ and ClimateBright™. Management believes this measure is useful to investors because of the increasing importance of BrightLoop and ClimateBright to the future growth of the Company. Management uses Adjusted EBITDA excluding BrightLoop and ClimateBright to assess the Company's performance independent of these technologies.

Bookings and Backlog

Bookings and backlog are our measures of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new-build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods and that shorter-term changes in bookings may not necessarily indicate a material trend.

Pipeline

Pipeline represents our uncontracted, potential opportunities, which have been identified and are in active discussions, that could reach a decision to proceed over the next 36 months. Pipeline is an internal metric monitored by management to understand the anticipated growth of our Company and our estimated future revenue, which may increase or decrease from time to time.

We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, changing interest rates and foreign exchange rate volatility, current and potential tariff actions, geopolitical conflicts (including the ongoing conflicts in Ukraine and the Middle East) and global shipping and supply chain disruptions that continued to have an impact across 2025. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. These forward-looking statements include, without limitation, statements regarding expected demand, our pipeline, technology, and opportunities. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, but not limited to: the potential for future conditions that could raise substantial doubt as to our ability to continue as a going concern, which has occurred in the past; our obligation to refinance or repay our 6.50% Notes due 2026 prior to their maturity; risks associated with contractual pricing in our industry; disputes with customers with long-term contracts; the performance of third parties' and subcontractors' on whom we rely; disruptions at our or third-party manufacturing facilities; our ability to execute our growth strategy; our evaluation of strategic alternatives; our ability to deliver our backlog on time or at all; professional liability, product liability, warranty or other claims; inadequate insurance coverage; our ability to compete successfully against current and future competitors; our development of new products; cyclical and economic impacts on demand for our products; compliance with government regulations; legislative and regulatory developments impacting our business; supply chain issues; the financial and other covenants in our debt agreements; our ability to maintain adequate bonding and letter of credit capacity; impairment to our goodwill or other indefinite-lived intangible assets; our exposure to credit risk; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; failure to comply with data and privacy laws, regulations and standards, or if we fail to properly maintain the integrity of our data, protect our proprietary rights to our systems or defend against cybersecurity attacks, we may be subject to government or private actions due to breaches; failure to protect our intellectual property rights, or inability to obtain or renew licenses to use intellectual property of third parties; uncertainty over tariffs and their impacts; sanctions and export controls; international political, economic and other uncertainties; fluctuations in the value of foreign currencies could harm our profitability; volatility of the market price and trading volume of our common stock; dilution of our common shareholders' ownership or voting power; the significant influence of B. Riley over us; anti-takeover provisions in our corporate documents; changes in tax rates or tax law; our ability to use NOL and certain tax credits; failure to maintain effective internal control over financial reporting; new accounting pronouncements or changes in existing accounting standards and practices; our ability to attract and maintain key personnel; our relationship with labor unions; pension and medical expenses associated with our retirement benefit; natural disasters or other events beyond our control; and the risks and uncertainties described under the heading "Risk Factors" in Part I, Item 1A of our most recent Annual Report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management's current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Cameron Frymyer, Chief Financial Officer	Ryan Cornell, Public Relations Lead
Babcock & Wilcox Enterprises, Inc.	Babcock & Wilcox Enterprises, Inc.
330.860.6176 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Operations (1)

(In millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Revenues	$161.0	$161.8	$587.7	$581.0
Costs and expenses:
Cost of operations	119.7	125.1	443.8	454.3
Selling, general and administrative expenses	28.7	28.2	119.5	124.5
Research and development (benefit) costs	(0.1)	2.4	1.5	5.1
Impairment of long-lived assets	—	3.7	1.0	3.7
Loss (gain) on asset disposals, net	0.5	(0.4)	1.2	(0.4)
Total costs and expenses	148.8	159.2	566.9	587.4
Operating income (loss)	12.2	2.6	20.8	(6.4)
Other (expense) income:
Interest expense	(7.0)	(12.1)	(37.5)	(46.1)
Interest income	0.4	0.2	1.5	0.7
Gain (Loss) on debt extinguishment	0.1	(0.5)	1.8	(7.3)
Benefit plans, net	(7.4)	(31.4)	(9.8)	(31.2)
Foreign exchange	0.2	(2.0)	0.1	0.2
Other expense, net	(0.4)	(0.3)	(1.4)	(1.4)
Total other expense, net	(14.2)	(46.1)	(45.3)	(85.1)
Loss from continued operations before income tax expense	(2.0)	(43.6)	(24.6)	(91.5)
Income tax expense	1.6	10.3	8.3	12.8
Loss from continuing operations	(3.5)	(53.8)	(32.8)	(104.3)
Income (loss) from discontinued operations, net of tax	12.8	(9.3)	(3.3)	44.4
Net income (loss) attributable to stockholders	9.2	(63.2)	(36.2)	(59.9)
Less: Dividend on Series A preferred stock	3.7	3.7	14.9	14.9
Net income (loss) attributable to stockholders of common stock	$5.5	$(66.9)	$(51.0)	$(74.8)

Basic and diluted loss per share
Continuing operations	$(0.05)	$(0.61)	$(0.45)	$(1.30)
Discontinued operations	0.10	(0.10)	(0.03)	0.48
	$0.05	$(0.71)	$(0.48)	$(0.82)
Shares used in the computation of loss per share:
Basic and diluted	121.8	94.1	105.4	91.7

(1) Figures may not be clerically accurate due to rounding

Exhibit 2

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Balance Sheets (1)

(In millions, except per share amount)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$89.5	$23.4
Current restricted cash	85.0	94.2
Accounts receivable – trade, net	118.4	91.8
Contracts in progress	72.8	79.1
Inventories, net	60.9	58.3
Other current assets	44.2	23.5
Current assets held for sale	—	183.2
Total current assets	470.7	553.5
Net property, plant and equipment, and finance leases	65.5	60.9
Goodwill	53.1	51.4
Intangible assets, net	15.3	17.6
Right-of-use assets	17.7	16.9
Long-term restricted cash	26.9	10.0
Deferred tax assets	0.9	0.2
Other assets	12.9	16.5
Total assets	$662.9	$727.0

Accounts payable	$69.2	$88.3
Accrued employee benefits	4.6	3.8
Advance billings on contracts	112.0	56.4
Accrued warranty expense	3.6	2.7
Financing lease liabilities	1.9	1.6
Operating lease liabilities	3.8	3.2
Other accrued liabilities	40.4	28.0
Current senior notes	83.9	—
Current borrowings	67.4	125.1
Current liabilities held for sale	—	97.5
Total current liabilities	386.7	406.7
Senior notes, net of current portion	—	340.2
Senior notes due 2030	151.0	—
Borrowings, net of current portion	18.9	8.6
Pension and other postretirement benefit liabilities	176.2	192.7
Finance lease liabilities, net of current portion	26.7	28.5
Operating lease liabilities, net of current portion	15.1	13.8
Deferred tax liability	10.7	9.8
Other noncurrent liabilities	9.2	10.0
Total liabilities	794.5	1,010.2
Stockholders' deficit:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares 7,669 at both December 31, 2025 and December 31, 2024	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; outstanding shares of 130,447 and 95,138 at December 31, 2025 and December 31, 2024, respectively	5.6	5.2
Capital in excess of par value	1,691.4	1,558.8
Treasury stock at cost, 2,690 and 2,379 shares at December 31, 2025 and December 31, 2024, respectively	(115.9)	(115.5)
Accumulated deficit	(1,696.7)	(1,645.7)
Accumulated other comprehensive loss	(16.0)	(86.7)
Stockholders' deficit attributable to shareholders	(131.5)	(283.8)
Non-controlling interest	—	0.6
Total stockholders' deficit	(131.5)	(283.2)
Total liabilities and stockholders' deficit	$662.9	$727.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows (1)

(In millions)	Year ended December 31,
	2025	2024
Operating Activities:
Net loss from continuing operations	$(32.8)	$(104.3)
Net (loss) income from discontinued operations	(3.3)	44.4
Net loss	(36.2)	(59.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	10.1	16.7
Impairment of long-lived assets	9.9	9.6
Amortization of deferred financing costs and debt premium	3.5	5.8
Amortization of guaranty fee	0.1	2.9
Non-cash operating lease expense	3.9	7.4
(Gain) loss on debt extinguishment	(1.8)	7.3
Gain on sale of business	(38.9)	(58.9)
Loss on asset disposals	5.7	0.4
Provision for (benefit from) deferred income taxes, including valuation allowances	0.8	7.1
Mark to market, prior service cost amortization for pension and postretirement plans	9.7	34.9
Stock-based compensation, net of associated income taxes	2.8	4.7
Foreign exchange	(6.1)	3.1
Bad debt (recovery) expense	(6.4)	(1.1)
Changes in operating assets and liabilities:
Accounts receivable - trade, net	(16.5)	(12.2)
Contracts in progress	19.7	(41.6)
Other current and noncurrent assets	(14.4)	(5.7)
Advance billings on contracts	50.7	(3.3)
Inventories, net	(7.8)	(6.4)
Income taxes	0.2	9.7
Accounts payable	(57.9)	8.1
Accrued and other current liabilities	15.8	(28.5)
Accrued contract loss	(4.8)	(2.4)
Pension liabilities, accrued postretirement benefits and employee benefits	(10.6)	(16.8)
Other, net	(0.4)	0.5
Net cash used in operating activities	(68.9)	(118.7)

Investing Activities:
Purchase of property, plant and equipment	(16.8)	(11.2)
Proceeds from sale of business and assets	216.3	120.9
Purchases of securities	(6.0)	(7.1)
Sales and maturities of securities	3.5	7.4
Net cash provided by investing activities	197.0	109.9

Financing Activities:
Borrowings on loan payable	84.6	215.6
Repayments on loan payable	(138.9)	(121.9)
Buyback of Senior Notes due 2026	(110.7)	—
Payment of holdback funds from acquisition	—	(3.0)
Finance lease payments	(1.7)	(1.4)
Payment of Preferred Stock dividends	(14.9)	(18.6)
Shares of common stock returned to treasury stock	(0.4)	(0.3)
Issuance of common stock, net	130.1	7.9
Debt issuance costs	(6.5)	(8.5)
Payment of non-controlling interest dividends	(0.1)	—
Other, net	(0.3)	(0.2)
Net cash (used in) provided by financing activities	(58.7)	69.7
Effects of exchange rate changes on cash	0.9	(1.3)
Net increase in cash, cash equivalents and restricted cash	70.3	59.7
Cash, cash equivalents and restricted cash at beginning of period	131.1	71.4
Cash, cash equivalents and restricted cash at end of period	$201.4	$131.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4

Babcock & Wilcox Enterprises, Inc.

Reconciliation of Adjusted EBITDA (1)

(In millions)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Loss from continuing operations	$(3.5)	$(53.8)	$(32.8)	$(104.3)
Interest expense, net	6.6	11.9	36.0	45.5
Income tax expense	1.6	10.3	8.3	12.8
Depreciation & amortization	2.4	1.3	9.7	10.1
EBITDA	7.0	(30.4)	21.2	(35.9)

Benefit plans, net	7.4	31.4	9.8	31.2
Loss (gain) on asset disposals, net	0.5	(0.4)	1.2	(0.4)
Impairment of long-lived assets	—	3.7	1.0	3.7
Stock compensation	0.3	0.9	2.6	4.5
Restructuring activities	0.6	0.3	0.7	1.3
Settlement and related legal costs	(0.7)	0.8	0.1	4.0
Gain (loss) on debt extinguishment	(0.1)	0.5	(1.8)	7.3
Foreign exchange	(0.2)	2.0	(0.1)	(0.2)
Financial advisory services	1.2	0.3	8.0	1.9
Other – net	0.4	1.4	1.2	3.7
Adjusted EBITDA	$16.4	$10.7	$43.7	$21.2

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5

Babcock & Wilcox Enterprises, Inc.

Pro Forma Backlog

(In millions)

	Backlog
	As of December 31,
	2025	2024
Babcock & Wilcox	$424	$495

Design-Build Agreement:
Base Electron Contract	2,400	—

Pro Forma Backlog	$2,824	$495